August 24, 2007

Lev Pharmaceuticals, Inc.
675 Third Avenue, Suite 2200
New York, NY 10017

Re:  Post-Effective Amendment to
Form SB-2 Registration Statement on Form S-3
SEC File No. 333-138729

Ladies/Gentlemen:

We have acted as counsel to Lev Pharmaceuticals, Inc., a Delaware corporation (the “Company”) in connection with the preparation of Post-Effective Amendment No. 1 to Form SB-2 Registration Statement on Form S-3 (File No. 333-138729) (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration under the Securities Act of an aggregate of 44,190,558 shares of the Company’s common stock, par value $0.01 per shares (the “Common Stock”), consisting of (a) 32,276,193 shares of Common Stock and (b) 11,914,365 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock (the “Warrants”) held by certain of the selling security holders, as described in the Registration Statement. The shares of Common Stock presently outstanding and which may be issued upon exercise of the Warrants may be offered and sold from time to time by the selling security holders identified in the Registration Statement. This opinion is being rendered in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission.

  As such counsel, we have reviewed the Registration Statement, the certificate of incorporation and by-laws of the Company, as amended to date, and the records of certain corporate proceedings of the Company with respect to the authorization and issuance of the shares of Common Stock and the Warrants. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, its predecessor and its subsidiary, certificates of public officials, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers, counsel and other representatives of the Company such questions of fact, as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Lev Pharmaceuticals, Inc.

Based upon the foregoing, and subject to the qualifications hereafter expressed, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing and in good standing under the laws of Delaware, with corporate power to conduct the business which it conducts as described in the Registration Statement.

2. The shares of Common Stock presently outstanding and held by certain selling security holders have been duly authorized, sold and paid for as described in the Registration Statement, and are validly issued, fully paid and non-assessable.

3. The Shares of Common Stock included in the Registration Statement to be issued upon the exercise of the Warrants will be duly authorized and validly issued, and fully paid and non-assessable when such Warrants are duly exercised and the exercise price is paid for the shares of Common Stock underlying such Warrants in accordance with the terms of the respective warrant agreements.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States of America.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Becker & Poliakoff, LLP

Becker & Poliakoff, LLP